Exhibit 10.30
FIRST AMENDMENT TO LEASE AGREEMENT
     THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is made and entered into as of the 1st day of July, 2009 (the “Effective Date”) by and between CONEJO VALLEY DEVELOPMENT CORPORATION*, a California corporation (“Landlord”), and BROADCOM CORPORATION, a California corporation (“Tenant”).

* California (aka Conejo Valley Development Corporation)
RECITALS:
     A. Landlord and Tenant entered into that certain Lease Agreement dated February 1, 2000 (the “Lease”), pursuant to which Landlord leased to Tenant certain “Premises” consisting of approximately two hundred thousand (200,000) square feet of rentable area (as more particularly described in the Lease) of the building commonly known as 3151 Zanker Road, San Jose, California (the “Building”). All initial capitalized terms used herein but not herein defined shall have the meaning ascribed to such terms in the Lease.
     B. The expiration of the initial Term of the Lease is scheduled to occur on May 31, 2010. The parties now desire to enter into this First Amendment to provide for the initial Term to expire on June 30, 2009, and to extend the Term of the Lease for an extension term commencing on July 1, 2009 and expiring May 31, 2020 (the “Extension Term”), and to further amend the Lease on the terms and conditions set forth in this First Amendment.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. INCORPORATION OF RECITALS. The recitals expressed in A and B above are true and correct, incorporated herein and made a part of this First Amendment by this reference.
     2. AMENDMENTS. As of the Effective Date, the Term of the Lease is hereby extended for the Extension Term in accordance with the following terms, covenants and conditions:
          a. The Tenant’s address for notice and Tenant’s Contact Person, as defined in the Basic Lease Information, is hereby revised as follows:

Tenant’s Address:	5300 California Avenue
Irvine, CA 92617

Tenant’s Contact Person:	Director of Global Real Estate
          b. The Length of Term, as defined in the Basic Lease Information, is hereby amended such that the Length of Term shall consist of the Initial Term of approximately One Hundred Nine (109) months, commencing on the Commencement Date and expiring on June 30, 2009; plus the Extension Term of One Hundred Thirty One (131) months, commencing on July 1, 2009 and expiring on May 31, 2020, subject to the renewal option set forth in Paragraph 56 of the Lease.
          c. The Estimated Expiration Date, as defined in the Basic Lease Information, is hereby amended such that the Estimated Expiration Date shall be on May 31, 2020 (which date shall also be the Expiration Date, as defined in the Lease).

          d. The Rent Schedule for 3151 Zanker Road, San Jose (200,000 square feet) as set forth in the Basic Lease Information, is hereby amended to include the following:

				Monthly
	Annual Rent	Monthly Rent	Price/SF	Rent Credit	Net Base Rent
7/1/09-5/31/10	$2,201,980.00	$200,180.00	$3.00	($1.99910)	$1.0009
	(based on 11 months)
6/1/10-5/31/11	$3,624,000.00	$302,000.00			$1.51
6/1/11-5/31/12	$3,720,000.00	$310,000.00			$1.55
6/1/12-5/31/13	$3,816,000.00	$318,000.00			$1.59
6/1/13-5/31/14	$3,936,000.00	$328,000.00			$1.64
6/1/14-5/31/15	$4,032,000.00	$336,000.00			$1.68
6/1/15-5/31/16	$4,152,000.00	$346,000.00			$1.73
6/1/16-5/31/17	$4,272,000.00	$356,000.00			$1.78
6/1/17-5/31/18	$4,392,000.00	$366,000.00			$1.83
6/1/18-5/31/19	$4,512,000.00	$376,000.00			$1.88
6/1/19-5/31/20	$4,632,000.00	$386,000.00			$1.93
          e. The Permitted Use, as defined in the Basic Lease Information, is hereby deleted in its entirety, and the following is substituted therefor:
          “Any legally permitted uses consistent with the character and zoning criteria for the Building, including, but not limited to, general and administrative office, R&D, engineering, product assembly, light manufacturing, data center, electronics labs, training, storage, cafeteria, fitness center, and other related uses, but excluding any use of Hazardous Materials whatsoever other than the types and quantities of Hazardous Materials referred to in this Lease as the ‘Permitted Hazardous Materials.’”

          f. Paragraph 2 of the Lease is hereby amended to provide that the Premises shall include all tenant improvements, Alterations, Trade Fixtures, Conduits, Emergency Generators, UPS battery systems, electrical transformers, Communications Systems and security systems installed or constructed by or for Tenant prior to the Effective Date, and regardless of anything to the contrary in Paragraphs 3(c), 5(c), 11, 12 or 50 of the Lease, none of the items included in the Premises prior to the Effective Date are required to be removed as a condition of Tenant’s surrender of the Premises; provided, however, that the foregoing shall not prohibit Tenant from removing, relocating or altering any of the tenant improvements, Alterations, Trade Fixtures, Conduits, Emergency Generators, UPS battery systems, electrical transformers, Communications Systems and security systems during the Term in accordance with Tenant’s right to make Alterations under Paragraph 4 of this First Amendment. Additionally, in consideration for Tenant’s performance of the Deferred Maintenance, as long as Tenant is not in Default under the Lease, Landlord waives its rights of access to the Building for the purpose of constructing any improvements or alterations to the Building or Project without Tenant’s prior approval.
          g. Subparagraph 4(b)(2)(A)(v) of the Lease is hereby amended to provide that the aggregate of all fees payable by Tenant for property management and administration under said subparagraph shall be limited to the amount of two percent (2%) of the Net Base Rent, which amount shall be utilized by Landlord to cover any and all management fees arising out of its ownership, management, operation, or alterations to or repair of, the Premises, including, without limitation, any management fee payable to a third party property manager, construction management fees and similar management fees. Landlord and Tenant acknowledge and agree that as of the Effective Date there are no past due management fees due to Landlord.
          h. Subparagraph 4(f) of the Lease is hereby modified to allow Tenant to require Landlord to reimburse Tenant’s audit costs for any overcharge by Landlord of Operating Expenses or Taxes that exceeds the actual amount of the total amount of the Taxes or Operating Expenses by more than five percent (5%).
          i. Paragraphs 6 and 46 of the Lease are modified to provide that no late charge or interest on overdue rent payments shall be payable or commence to accrue unless Tenant fails to pay the overdue rent amount within five (5) business days following its receipt of Landlord’s notice that such overdue amount was not received by Landlord when due (provided, that Landlord shall only be required to provide such notice one (1) time during any 12-month period, and after the first such notice in any 12 month period, no such notice shall be required before such late charge and interest will be assessed).
          j. Notwithstanding Subparagraph 9(a) of the Lease, Tenant’s routine maintenance and test operation of the Emergency Generator(s) shall not be prohibited as a violation of the use restrictions contained therein, as long as such activities are performed in accordance with the manufacturer’s recommendations or pursuant to a third-party service contract.
          k. Paragraph 11 of the Lease shall be deleted in its entirety and replaced with the following:
          “SURRENDER. Tenant agrees that on the last day of the Term, or on the sooner termination of this Lease, Tenant shall surrender the Premises to Landlord (a) broom clean, and in the same condition and repair (damage by acts of God, fire, and normal wear and tear excepted) as the Premises are in as of July 1, 2009 (but with the Deferred Maintenance and any Tenant Improvements (as such terms are defined in the First Amendment to this Lease dated as of July 1, 2009) to be in good condition and repair, damage by acts of God, fire, and normal wear and tear excepted), and (b) otherwise in accordance with Paragraph 32(e), provided that Tenant shall not be obligated to drain and dispose of emergency diesel fuel located in the tanks of the diesel generators of the Project, if any, nor shall Tenant be required to remove and dispose of any operational UPS batteries nor any electrical transformers at the Project as a condition of surrender of the Premises; provided, however, that notwithstanding the foregoing clause or any other provision to the contrary contained in this Lease, Tenant’s right to leave such items at the Premises at the end of the Term is expressly conditioned on (i) Tenant performing normal and customary maintenance and repair on such items during the Term, and (ii) each such item remaining at the Premises being in good working order at the end of the Term. In connection with establishing the condition of the Premises as of July 1, 2009 (and as of the completion of the Deferred Maintenance and Tenant Improvements), Landlord shall have the right, upon at least 24 hours advance notice and subject to accompaniment by an employee of Tenant for safety and security purposes, to enter the Premises prior to such date and from time to time thereafter during the Term for the purpose of documenting the condition of the Premises, including obtaining photographic and video documentation of such condition and by obtaining third party reports of such condition, and Tenant shall cooperate in such endeavors. Normal wear and tear shall not include any damage or deterioration that would have been prevented by proper maintenance by Tenant or Tenant otherwise performing all of its obligations under this Lease. The foregoing surrender obligations shall not impose upon Tenant any prohibition against its ability to make Alterations without the obligation to restore the same in accordance with Paragraph 4 of the First Amendment to this Lease dated as of July 1, 2009 (the “First Amendment”). On or before the expiration or sooner termination of this Lease, Tenant shall remove all of Tenant’s furniture, electronic office and computer equipment, inventory and any other of Tenant’s personalty not affixed to the Premises (“Tenant’s Property”). Any of Tenant’s Property not so removed by Tenant as required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property; provided, however, that Tenant shall remain liable to Landlord for all costs incurred in storing and disposing of such abandoned property of Tenant. All tenant improvements that are incorporated as fixtures of the Building and any similar Alterations which are in place in the Premises as of July 1, 2009 shall remain in the Premises as the property of Landlord at the expiration or earlier termination of this Lease; provided, however, that the foregoing ownership interest of Landlord in the existing improvements and Alterations of the Building shall not affect (w) Tenant’s right to remove from the Premises, from time to time during the Term, any fixtures and equipment that are particularly related to Tenant’s business operations in the Building, and are not typically found in “warm shell” office/R&D buildings, such as (by way of example, and not as a limitation) the data center raised computer flooring, equipment racking systems and ladder trays, CRAC units, and UPS battery systems, which may (1) be removed from the Premises by Tenant as long as Tenant repairs any damage caused by such removal, or (2) be left by Tenant in the Premises as the property of Landlord as long as such fixtures and equipment are in good operating condition (subject to normal wear and tear) at the time of Tenant’s surrender of the Premises; (x) Tenant’s ability to make tenant improvements in accordance with Paragraph 13 of the First Amendment, (y) Tenant’s right to make Alterations in accordance with its rights contained in Paragraph 12 of this Lease, nor (z) Tenant’s Deferred Maintenance rights and obligations under Paragraph 12 of the First Amendment. Notwithstanding anything to the contrary contained herein, Tenant shall have no obligation to restore any tenant improvements or Alterations to their prior condition to the extent such tenant improvements or Alterations are modified as a result of Tenant’s tenant improvements performed pursuant to Paragraph 13 of the First Amendment or Deferred Maintenance (as defined in the First Amendment), subject, however, to Tenant’s surrender obligations set forth in the first sentence of this Paragraph 11. In the event Tenant fails to deliver the Premises to Landlord in the condition required under this Paragraph 11 as of the Expiration Date or any earlier termination of this Lease (or within thirty (30) days following any earlier termination of the Lease as a result of a condemnation or casualty), Landlord shall have all of the remedies provided in this Lease with respect to a Default by Tenant, including, without limitation, the provisions of Paragraph 26 of this Lease.
          l. Subparagraphs 12(b), 12(c), 12(d) and 12(f) are modified to reflect the new Premises definition and surrender requirements by: (i) deleting (A) Tenant’s obligation to restore or replace the Building Amenities, and (B) Tenant’s obligation to remove any Conduits installed within the Project boundaries; (ii) limiting Tenant’s obligation to remove the Communication Systems of the Project to only roof top and building-mounted antennae and satellite dishes (and any such items that may be located elsewhere on the Parking Area or Common Area of the Project); and (iii) deleting Landlord’s option to require removal and restoration of alterations and improvements as set forth in Subparagraph 12(f). Subparagraphs 12(g) and 12(i) of the Lease are deleted.
          m. Subparagraph 12(e) is modified to limit Tenant’s obligation to maintain a builder’s risk policy of insurance to the course of construction of those Alterations for which the aggregate cost of work exceeds One Million Dollars ($1,000,000); otherwise, the Tenant’s “course of construction” coverage under its “all risk” insurance coverage on the Building shall satisfy the insurance coverage required on the Building improvements during the course of construction of Alterations of lesser amounts. Additionally, as long as the general contractor for the Deferred Maintenance and any Alterations or Tenant Improvements to the Building maintains the “broad form” commercial general liability (including completed operations) in the form and amounts of coverage required under Subparagraph 12(e), and naming the additional insureds required therein, Tenant’s subcontractors shall not be required to obtain similar insurance coverage as long as their activities are covered by the general contractor’s general liability insurance coverage.
          n. Subparagraph 13(a) of the Lease is modified to delete the reference to the Class “A” office building standard for maintenance, and replacing that standard with “similar single tenant office/R & D buildings in the San Jose market.”
          o. Subparagraph 13(b) of the Lease is modified to extend Landlord’s obligation to repair and replace Structural Components throughout the Lease Term, but subject to Tenant’s Deferred Maintenance obligations and excluding Structural Components that may be constructed as Tenant Alterations and/or Tenant Improvements. In addition, (i) Landlord’s obligations in Subparagraph 13(b) of the Lease to replace the roof at the request of Tenant (as such obligation relates to any non-structural components of the roof only), and (ii) any obligation of Landlord to repair or replace non-structural Components of the roof are hereby deleted from the Lease (it being acknowledged that Tenant is performing such work as part of the Deferred Maintenance (as herein defined)). Tenant’s roofing contract for the Mandatory Deferred Maintenance (as defined in Exhibit A to the First Amendment) or a market-standard roof warranty obtained by Tenant from Tenant’s roofing contractor performing the Mandatory Deferred Maintenance (collectively, the “Deferred Maintenance Roof Warranty,” which Tenant covenants to obtain from its roofing contractor pursuant to the Mandatory Deferred Maintenance work, naming Landlord as a third-party beneficiary of such warranty), shall be submitted to Landlord for its prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; and provided that if Landlord fails to approve or reasonably disapprove the Deferred Maintenance Roof Warranty within fifteen (15) days following Tenant’s written request for such approval, the Deferred Maintenance Roof Warranty shall be deemed approved). Tenant shall be responsible, at Tenant’s expense, for any non-structural roof repairs or replacement of the affected non-structural roof components which thereafter becomes necessary during the remainder of the Extended Term (as it may be extended in accordance with the terms of the Lease); provided, that Tenant shall not be responsible for repair or replacement of the Structural Components of the roof. Notwithstanding the foregoing, if Tenant makes any structural modifications to the roof structure pursuant to the Deferred Maintenance, or any tenant improvements permitted under Paragraph 13 of this First Amendment, Tenant shall be solely responsible for any structural repairs resulting from the performance of such structural modifications at Tenant’s sole cost and expense, regardless of the limitations of Paragraph 12 below with respect to the BI Allowance (as defined therein).

          p. Paragraph 14 of the Lease is modified to provide that notwithstanding anything to the contrary contained in the Lease, the Deferred Maintenance and Tenant Improvement (as defined in this First Amendment) work shall be required to be insured under the insurance described in the first sentence of Paragraph 14 of the Lease. The parties acknowledge and agree that Tenant is currently designated as the insuring party under the provisions of Paragraph 14 of the Lease, and Landlord agrees that Insurance Expenses shall not include any cost of insurance paid or incurred by Landlord if the insurance coverage associated with such cost is duplicative of any insurance coverage maintained by Tenant (which as of the date of this First Amendment includes all of Landlord’s insurance obligations under Paragraph 14 of the Lease). Landlord shall be named a joint loss payee, as its interests shall appear. For purposes of the all risk insurance coverage required under Paragraph 14, the term “full replacement value of the Building and Site Improvements” shall exclude the replacement value of the foundations of the Building, and landscaping, sidewalks, access driveways and parking areas, and the “commercially reasonable deductible” amount shall be $500,000 as long as Tenant satisfies the net worth requirements in Subparagraph 23(c) of the Lease. If Tenant’s net worth falls below such net worth requirement, the deductible limit shall be reduced to $100,000.
          q. Subparagraph 15(a) of the Lease is hereby deleted and replaced with the following:
     “Commercial General Liability Insurance. Tenant shall, at Tenant’s expense, secure and keep in force a commercial general liability policy, covering liability for bodily injury and property damage arising out of its operations on and occupancy of the Premises. Such policy shall cover Landlord and Lenders designated by Landlord as additional insureds with respect to liability arising out of ownership, use or maintenance of the Premises. The minimum limit of coverage of such policy shall be in the amount of not less than Three Million Dollars ($3,000,000.00) each occurrence and in the aggregate (provided that such limits may be met using an umbrella policy), shall include an extended liability endorsement providing contractual liability coverage (which shall include coverage for Tenant’s indemnification obligations in this Lease), and no cross liability exclusion. The limit of any insurance shall not limit the liability of Tenant hereunder. Each certificate of insurance shall require that the applicable insurer or insurance broker shall endeavor to notify Landlord in writing at least thirty (30) days prior to any cancellation or expiration of such policy, or any reduction in the amounts of insurance carried, provided, however, that Tenant shall provide written notice to Landlord of any such cancellation or expiration or reduction in amounts at least fifteen (15) days prior to the effective date of such cancellation, expiration or reduction. Such policies of insurance shall be issued as primary policies and not contributing with or in excess of coverage that Landlord may carry, by an insurance company authorized to do business in the state/commonwealth in which the Premises are located for the issuance of such type of insurance coverage and rated B+:XIII or better in Best’s Key Rating Guide.
          r. Subparagraph 15(b) of the Lease is modified to change the term “special purpose” insurance to “special form” insurance; and as long as Tenant is the insuring party with respect to Landlord’s insurance requirements under Paragraph 14 of the Lease, and is maintaining property insurance covering risks typically insured on a “special” (“all risk”) form of insurance, insuring the Building and Tenant Improvements at full replacement value (determined in accordance with subparagraph 2(p) above), the requirement for Tenant to maintain a separate policy of “special form” insurance on Tenant’s leasehold improvements in Subparagraph 15(b) is waived. Tenant shall also insure its Trade Fixtures and other personal property on the Premises.”

          s. The requirements of Subparagraph 15(d) are modified to reflect the requirements of Subparagraph 15(a) as modified in Subparagraph 2(r) of this First Amendment.
          t. Subparagraph 23(c) is hereby deleted in its entirety and the following is substituted therefor:
     “(c) Notwithstanding the provisions of this Section 23 to the contrary, Tenant shall have the right to sublease or assign any portion of the Premises to any related entity, parent company, subsidiary, affiliate or any entity resulting from a transfer of control of Tenant, including any successor to Tenant by merger, acquisition (whether structured as a stock acquisition or the acquisition of substantially all of the assets of a party) or consolidation, and to any corporation or other entity which controls, is controlled by or is under common control with Tenant (“Related Entity”), with written notice to Landlord, but without Landlord’s consent, provided that either (1) the Related Entity has a net worth equal to or greater than that of Tenant as of December 31, 1999, (or Four Hundred Ninety Eight Million Six Hundred Ninety Nine Thousand Dollars ($498,699,000)), or (2) the obligations of such Related Entity under this Lease are guaranteed by Tenant or a Related Entity of Tenant having a net worth equal to or greater than that of Tenant as of December 31, 1999. Landlord shall not be entitled to any of the excess rent resulting from an assignment or sublease to a Related Entity.
          u. Paragraph 24 of the Lease is modified such that: (i) Subparagraphs 24(b) and 24(k) shall provide Tenant with a cure period of five (5) business days following Tenant’s receipt of written notice that any overdue amount was not received when due (provided, that Landlord shall only be required to provide such notice one (1) time during any 12-month period and, after the first such notice in any 12 month period, no such notice shall be required); (ii) the sixty (60) day limit for Tenant to complete the cure of a non-monetary default in Subparagraph 24(j) is extended to ninety (90) days (or such longer period as is reasonably required to compete such cure as long as Tenant is diligently and continuously prosecuting such cure to completion); and (iii) Subparagraph 24(l) is modified to allow Tenant to obtain a bond against the enforcement of a lien in lieu of its obligation to discharge all liens.
          v. Paragraph 31 of the Lease is modified to delete the appointment of Landlord as Tenant’s attorney in fact to execute any instrument on behalf of Tenant.
          w. Paragraph 32 of the Lease is modified such that: (i) materials used in UPS batteries and electrical transformers are included in Subparagraph 32(b) as additional Hazardous Materials permitted on or about the Premises; (ii) Landlord’s access to the Premises pursuant to Subparagraph 32(d) shall require at least 24 hours advance notice except in the event of an emergency; and (iii) Subparagraph 32(e) shall reflect Tenant’s right to leave the Emergency Generator(s), operation UPS batteries and electrical transformers at the Premises following its surrender thereof to the extent provided in Paragraph 11 of the Lease.
          x. Paragraph 33 of the Lease is modified to provide that all notices to the Landlord shall also be sent simultaneously via email to the following email addresses (or such other email addresses as Landlord shall advise from time to time): azmudeh@rtcorpuk.com and mehran.azmoudeh@gmail.com with a copy to lblickman@naibt.com.
          y. Paragraph 40 of the Lease is modified to require Tenant to deliver financial statements only if Tenant is no longer a publicly-traded company whose financial information is publicly available through the SEC’s EDGAR website.

          z. Paragraph 41 of the Lease is deleted.
          aa. Paragraph 56 of the Lease is hereby amended as follows: (i) the words “under each Option” are hereby deleted from the first sentence of subparagraph 56(a), (ii) subparagraph 56(a) is amended by deleting the words “nine (9) months” where they appear in such subparagraph and substituting therefor the words “twelve (12) months”); and (iii) subparagraph 56(b)(ii) is hereby deleted in its entirety and the following is substituted therefor:
     “If Landlord and Tenant are unable to agree on the Base Rent for the Option Period within twenty-one (21) days, the Base Rent for the Option Period will be the fair market rental value of the Premises as of the commencement date of the Option Period as determined in accordance with subsection (iii) hereof. As used in this Lease, the “fair market rental value of the Premises” means what a landlord under no compulsion to lease the Premises, and a tenant under no compulsion to lease the Premises, would determine as Base Rent (including initial monthly rent and rental increases) for the Option Period, as of the commencement of the Option Period, taking into consideration the uses permitted under this Lease, quality, size (i.e. a partial 2-story or 2 story building), design and location of the Premises, and the non-renewal rent for comparable buildings located in the vicinity of the Project, taking into consideration tenant improvement allowances and other relevant market concessions, if any; and”.
     3. TERMINATION OPTION. Provided Tenant is not in default (beyond applicable notice and grace periods) pursuant to any of the terms and conditions of this Lease, Tenant shall have two (2) separate options (each, a “Termination Option”) to terminate this Lease as of (i) May 31, 2016 (“Termination Option Termination Date One”), or (ii) May 31, 2018 (“Termination Option Termination Date Two”; and, together with Termination Option Termination Date One, a “Termination Option Termination Date”). To exercise a Termination Option, Tenant shall give Landlord notice (the “Termination Notice”) of the intent to exercise said Termination Option not less than twelve (12) months prior to the applicable Termination Option Termination Date. The notice shall be given as provided in Paragraph 33 hereof. In the event Tenant shall exercise a Termination Option, the Lease will terminate in its entirety on the applicable Termination Option Termination Date. As consideration for such early termination, Tenant shall pay to Landlord on the applicable Termination Option Termination Date an amount equal to (a) Five Million Four Hundred Ninety-One Thousand Two Hundred Thirty-Five Dollars ($5,491,235), if the Lease is terminated on Termination Option Termination Date One, or (b) Two Million Four Hundred Sixty-Nine Thousand Six Hundred Eighteen Dollars ($2,469,618), if the Lease is terminated on Termination Option Termination Date Two. The amount of the termination fee is based on the unamortized TI Allowance (i.e., for the period from the applicable Termination Option Termination Date through and including May 31, 2020), calculated on a straight line basis over the period commencing July 1, 2009 and ending on May 31, 2020, plus (b) any unamortized leasing commissions (i.e., for the period from the applicable Termination Option Termination Date through and including May 31, 2020), calculated on a straight line basis over the period commencing July 1, 2009 and ending on May 31, 2020, plus (c) an amount equal to ten (10) month’s Base Rent (if the Lease is terminated on Termination Option Termination Date One) (using the Base Rent for the ten (10) months immediately following the Termination Option Termination Date One) or four (4) month’s Base Rent (if the Lease is terminated on Termination Option Termination Date Two) (using the Base Rent for the four (4) months immediately following the Termination Option Termination Date Two).
     4. ALTERATIONS. Notwithstanding anything to the contrary contained in Paragraphs 3 and 12 of the Lease, Tenant shall be permitted to make non-structural Alterations to the Premises without Landlord’s consent and without Landlord’s right to reimbursement for the cost of third-party engineers and architects to review Tenant’s plans, and Tenant shall not be required to restore any such non-

structural Alterations to their original condition. Additionally, Tenant shall have the right to install window penetrations in the exterior walls of the Building as reasonable to provide natural lighting in the office areas of the Building; provided, however, that the exact size, location and design of such window penetrations shall be subject to Landlord’s prior written approval, in Landlord’s sole discretion. Except as expressly provided in this First Amendment, Tenant’s restoration obligations shall remain in full force and effect and shall apply to all structural Alterations and Tenant Improvements as provided in the Lease. Tenant shall be permitted to make incidental penetrations to the Building roof and walls as part of the Deferred Maintenance, the Tenant Improvements described in Paragraph 13 of this First Amendment and any structural Alterations that may be approved by Landlord, provided that such Alterations do not invalidate any existing roof or building warranty (or any such warranty obtained as part of such work). All structural Alterations shall require Landlord’s consent, which consent shall be subject to Landlord’s sole discretion; provided, however, that structural Alterations required to perform the Deferred Maintenance or as a part of the Tenant Improvements set forth in Paragraph 13 of this First Amendment shall require Landlord’s prior approval which shall not be unreasonably withheld, conditioned or delayed (and the date for completion of the Deferred Maintenance shall be extended on a day-for-day basis for each day that Landlord fails to provide its approval or disapproval beyond ten (10) business days following Tenant’s written request for such approval (provided that such request shall include reasonably-detailed plans indicating that such structural Alterations have been endorsed by a qualified engineer)) as long as such structural Alterations do not (a) invalidate any existing roof or building warranty (or any such warranty obtained as part of such work), nor (b) are reasonably likely to reduce the value of the Project for sale or lease following the expiration of the Lease Term, nor (c) impair Landlord’s ability to lease the Premises for the uses permitted under the Lease (as modified by this First Amendment). No completion bonds shall be required for any Alterations, nor shall Landlord receive any fee for the approval of any Alterations requiring Landlord’s consent. Tenant may select the contractors performing any such Alterations in Tenant’s sole discretion. Upon completion of any such Alterations, Tenant shall provide copies of as-built plans and specifications with respect to any Alterations for which as-built plans and specifications are customarily prepared (or as to which Tenant has actually received as-built plans and/or specifications) and copies of any warranties obtained by Tenant with respect to such Alterations.
     5. SECURITY DEPOSIT. Except to the extent applied by Landlord pursuant to a Tenant Default in accordance with the terms of the Lease, Landlord shall return the Security Deposit in the amount of Two Million Six Hundred Forty Thousand Dollars ($2,640,000) to Tenant on the later of (i) December 31, 2010, and (ii) Substantial Completion (as defined in Paragraph 12 below) of the Mandatory Deferred Maintenance, as described and defined in Exhibit A attached hereto and incorporated herein (such later date being herein referred to as the “Return Date”). Upon the return of the Security Deposit to Tenant, Paragraph 7 of the Lease and any other references to the Security Deposit in the Lease shall be deleted in their entirety. If Landlord fails to return any portion of the Security Deposit on or before the Return Date (except to the extent such portion has been applied by Landlord pursuant to a Tenant Default in accordance with the terms of the Lease), then Tenant shall be entitled to interest on such portion of the Security Deposit at the rate of 10% per annum commencing on the day immediately following the Return Date and continuing as to any such unreturned portion of the Security Deposit until repaid to Tenant either through an offset of Base Rent (as provided in clause (ii) below) or by payment from the Landlord, and (ii) if such portion of the Security Deposit has not been paid to Tenant on or before the Return Date, then Tenant may offset against the next payments of Base Rent coming due until Tenant has received the full amount of such Security Deposit that should have been returned to Tenant pursuant to the provisions of this Paragraph 5 (provided, that notwithstanding the foregoing, Tenant shall have no right of offset with respect to all or any portion of the Security Deposit as to which Landlord has delivered to Tenant a written notice indicating that Landlord applied such amount in accordance with the terms of the Lease).

     6. PARKING. Paragraph 44 of the Lease is amended to provide that Tenant shall have the exclusive use of the parking areas associated with the Building and Premises and shall have the right to reserve spaces for visitors, guests, carpools and the like without Landlord’s consent.
     7. SIGNAGE. Paragraph 18 of the Lease is amended to provide that Tenant shall be permitted to increase the size of Tenant’s existing Building and monument signage at Tenant’s sole cost and expense, subject to Landlord’s reasonable approval and in compliance with all applicable Legal Requirements.
     8. SNDA. Prior to the Effective Date, Landlord, Tenant, and Landlord’s current lender shall execute, and Landlord shall cause to be recorded in the Official Records of Santa Clara County, California, a Subordination, Non-Disturbance and Attornment Agreement substantially in the form attached to this First Amendment as Exhibit B.
     9. EMERGENCY GENERATORS. Tenant shall have the right to maintain full use of and control over any Emergency Generators included in the Premises pursuant to Paragraph 2.e above as of the Effective Date and shall have the right to make future alterations to such Emergency Generators as are desired by Tenant, at Tenant’s sole cost and expense and in compliance with all applicable Legal Requirements. Notwithstanding the provisions of Subparagraph 5(c) of the Lease but subject to the provisions of Paragraph 11 of the Lease, Tenant shall have no obligation to remove the Emergency Generator(s) from the Project.
     10. SATELLITE AND ROOF REQUIREMENTS. Tenant shall have the right at any time and from time to time during the Term, at Tenant’s sole cost and expense and in compliance with all applicable Legal Requirements, to install microwave, satellite or other antenna type communication systems or other types of equipment on the roof; provided, that Tenant shall remove all such systems and equipment on or before the expiration or earlier termination of the Lease at Tenant’s sole cost and expense and shall repair any damage caused by such installation and/or removal.
     11. TENANT IMPROVEMENT ALLOWANCE. Landlord shall provide Tenant with a tenant improvement allowance in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000) (the “TI Allowance”), which amount shall be applied as a credit against the rent due under the Lease for the period between July 1, 2009 and May 31, 2010, equally amortized using a straight-line method without any interest, as more particularly shown on the rent schedule in Paragraph 2 d. of this Lease Amendment. The TI Allowance may be used by Tenant at any time during the Term for any purpose, including, but not limited to, certain alterations, installations, improvements, equipment and furnishings in, on or about the Premises, as determined in Tenant’s sole discretion (collectively, the “Tenant Improvements”). Tenant shall have no liability to Landlord for its election not to utilize all of the TI Allowance on any Tenant Improvements to the Premises and no obligation to refund any of the TI Allowance as a result of such election. Paragraph 3(c) of the Lease is hereby deleted for purposes of the Tenant Improvements; provided, however, that promptly upon completion of any Tenant Improvements, Tenant shall provide to Landlord copies of as-built plans and specifications and any warranties relating to such Tenant Improvements.
     12. BUILDING INFRASTRUCTURE ALLOWANCE. Landlord shall provide Tenant with a building infrastructure allowance in the amount of One Million Nine Hundred Ninety-Eight Thousand Dollars ($1,998,020) (the “BI Allowance”) for certain deferred Building maintenance to be performed by Tenant during the Term, which deferred Building maintenance is more particularly described on Exhibit A attached hereto and incorporated herein (collectively, the “Deferred Maintenance”). Tenant hereby agrees to coordinate such Deferred Maintenance (including preparation of the plans and specifications therefor, which shall be subject to the prior written approval of Landlord) with the Landlord or its representative through Tenant’s consultant/construction manager, who shall manage the Deferred Maintenance and who shall be experienced in performing similar work on similar commercial buildings, with the terms and conditions of Tenant’s contracts for the performance of such Deferred Maintenance subject to the prior written approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed as provided in Paragraph 4 of this First Amendment, and subject to the time limitations on Landlord’s approval of the Deferred Maintenance Roof Warranty as set forth in Paragraph 2.o of this First Amendment), provided that Tenant shall have the right to control the scheduling and contracting for such Deferred Maintenance with Tenant’s designated contractor and subcontractors (who shall be experienced in performing similar work on similar commercial buildings). Tenant shall provide to Landlord a list (including address and contact information) for Tenant’s general contractor and all major subcontractors (i.e., subcontractors with contracts in excess of $25,000) working on the Deferred Maintenance. The BI Allowance shall be applied as a credit against the rent due under the Lease for the period between July 1, 2009 and May 31, 2010, equally amortized using a straight-line method without any interest, as more particularly shown on the rent schedule in Paragraph 2 c. of this Lease Amendment. Tenant shall be required to complete the Mandatory Deferred Maintenance (as defined in Exhibit A) to the reasonable satisfaction of Landlord on or before December 31, 2011, but subject to the provisions of Paragraph 54 of the Lease and any delays resulting from Landlord’s failure to promptly and reasonably provide any approval required under this Paragraph 12 or as required elsewhere in the Lease or any other interference resulting from Landlord’s acts or omissions. Notwithstanding the foregoing, Landlord agrees that if unknown conditions are found to exist that cause the cost of the Mandatory Deferred Maintenance to exceed the BI Allowance, Landlord and Tenant shall modify the Mandatory Deferred Maintenance requirements as reasonable to allow such work to be limited to the amount of the BI Allowance. Tenant shall provide Landlord with an initial package of executed contract documents, and a performance and payment schedule of the Deferred Maintenance work prior to commencing such work. Thereafter, at reasonable intervals (but no more often than monthly), within fifteen (15) days following Landlord’s request for a status report of the Deferred Maintenance work, Tenant shall provide Landlord with a status report indicating any material changes to the cost of the Deferred Maintenance work, the schedule for completion of such work, and any material change orders and change directives affecting the scope, schedule or cost of the Deferred Maintenance contract approved by Landlord, with reasonable supporting documentation, such as invoices and lien waivers from Tenant’s general contractor and subcontractors. Such status reports shall also indicate amount of the BI Allowance which has been funded by Tenant to date and the remaining amount of the unfunded BI Allowance. Any dispute between Landlord and Tenant relating to the Mandatory Deferred Maintenance or the Substantial Completion thereof shall be subject to resolution in accordance with Section 58 of the Lease; provided, that if such arbitration results in a determination (a “Determination”) that Tenant failed to Substantially Complete the Mandatory Deferred Maintenance in accordance with the contract documents approved by (and/or deemed approved by) Landlord on or before December 31, 2011 (other than as a result of the application of the provisions of Paragraph 54 of the Lease or any delays resulting from Landlord’s failure to promptly and reasonably provide any approval required under Paragraph 4 of this First Amendment, this Paragraph 12 or as otherwise required elsewhere in the Lease or any other interference resulting from Landlord’s acts or omissions), then if Tenant does not commence remediation of the additional work required to comply with the Determination within thirty (30) days after the Determination is issued, or thereafter fails to cause Subtantial Completion to occur within one hundred twenty (120) days after the Determination is issued, then Tenant shall be deemed to be in Default under this Lease without any further cure rights notwithstanding any contrary provisions of Paragraph 24 (but subject to reasonable delays as permitted under Paragraph 58 of the Lease). “Substantial Completion” of the Mandatory Deferred Maintenance (or “Substantially Complete”) shall mean that the Mandatory Deferred Maintenance work described in the applicable contracts approved by (and/or deemed approved by) Landlord has been certified to Landlord as complete by Tenant’s architect, Tenant’s contractor has filed a notice of completion of such work in the records of Santa Clara County, the Deferred Maintenance Roof Warranty has been obtained and a copy has been delivered to Landlord, and with respect to those HVAC units included in the Mandatory

Deferred Maintenance, such units have been installed and are in good operating condition. Promptly upon completion of any Deferred Maintenance, Tenant shall provide to Landlord copies of as-built plans and specifications and any warranties relating to such Deferred Maintenance (with Tenant being obligated to obtain, at Tenant’s expense, customary warranties with respect to all such work in form reasonably acceptable to Landlord). Landlord or Landlord’s representatives shall have the right to enter the Premises from time to time on reasonable prior notice to inspect the Deferred Maintenance work.
     13. TENANT IMPROVEMENT CONSTRUCTION. In the event Tenant elects to make any Tenant Improvements, Tenant shall have the right to control the Tenant Improvement process without being required to use specific Landlord appointed vendors (i.e., architects, general contractors, subcontractors, etc.). Landlord shall not receive any construction management fee or similar fee in connection with Tenant’s construction of any Tenant Improvements. If either party requires payment or performance bonds in connection with the construction of Tenant Improvements, the requiring party shall be responsible for the cost of obtaining such bonds. Notwithstanding anything to the contrary in Paragraph 12 of the Lease, Tenant shall have the right, subject to the provisions of Paragraph 12 of the Lease relating to Landlord’s review and approval of the plans and specifications therefor, to install the following Alterations as part of the Tenant Improvements:
     (i) Install communication conduit.
     (ii) Specify, purchase and utilize Tenant’s selected cosmetic and/or decorative materials including, without limitation, floor covering, paint and wall covering.
     (iii) Install/use floor cores which do not interfere with the structural integrity of the floor.
     (iv) Provide supplemental HVAC equipment and systems to service Tenant’s lab and server rooms.
     (v) Install/expand light engineering labs and supporting infrastructure to support Tenant’s intended use of the Premises.
     14. BROKERS. Landlord and Tenant each warrant to the other that it has had no dealing with any real estate broker or agent in connection with this First Amendment, except for Jones Lang LaSalle (“JLL”) and NAI BT Commercial (collectively, the “Brokers”), and that Landlord and Tenant know of no other real estate broker who is entitled to or can claim a commission in connection with this First Amendment. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) with respect to any alleged leasing commission or equivalent compensation alleged to be owing on account of Tenant’s dealings with any other real estate broker or agent. Upon full execution of this First Amendment and approval of this First Amendment by Landlord’s Lender, (i) JLL shall be paid a commission by Landlord equal to $2,053,496.99, in accordance with an invoice to be provided by JLL prior to the Effective Date, and (ii) NAI BT Commercial shall be paid a commission by Landlord in the amount of $817,165.14, in accordance with an invoice to be provided by NAI BT prior to the Effective Date. No other commission shall be payable to the Brokers in connection with the Lease, including in connection with the exercise of any extension options.
     15. NON-DISCLOSURE. Tenant acknowledges that the terms and conditions of this First Amendment are confidential and proprietary in nature (“Confidential Information”), reflecting a business transaction between Landlord and Tenant. Each party agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Tenant agrees not to disclose the Confidential Information to any third parties, excluding tenant’s real estate broker, without the prior written permission of Landlord. Disclosure of the Confidential Information by Tenant to unauthorized parties will constitute a breach under the Lease.
     16. MISCELLANEOUS.
          a. This First Amendment may be executed in one or more counterparts, each of which shall be an original, and all of which shall constitute one instrument. The parties contemplate that they may be executing counterparts of this First Amendment transmitted by facsimile or email and agree and intend that a signature by facsimile machine or by pdf via email shall bind the party so signing with the same effect as though the signature were an original signature.
          b. Except as set forth in this First Amendment, the Lease shall remain unchanged, and in full force and effect. If there is any inconsistency between the terms of this First Amendment and the terms of the Lease, the terms of this First Amendment shall control.

     IN WITNESS WHEREOF, Landlord and Tenant have entered into this First Amendment as of the date first written above.

LANDLORD:		TENANT:

CONEJO VALLEY DEVELOPMENT		BROADCOM CORPORATION,
CORPORATION*, a California corporation		a California corporation

By:	/s/ Manucher Azmudeh	By:	/s/ Ken Venner

Print Name: Manucher Azmudeh		Print Name: Ken Venner

Its: President		Its: SVP, Corp Services, CIO

Date: , 2009		Date: , 2009

*	California
Broadcom Corporation agrees to furnish supplementally a copy of any of the exhibits to the SEC upon request.